090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130261467-42
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/19/2013 3:01 PM
	Entity Number E0205902010-1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Savvy Business Support, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE 4 of the Articles of Incorporation, as amended, of Savvy Business Support, Inc., a Nevada corporation (the "Corporation"), is hereby deleted in its entirety and replaced by the following:

ARTICLE 4
AUTHORIZED SHARES

The aggregate number of shares that the Corporation shall have the authority to issue is 550 million (550,000,000) shares of common stock par value of $0.0001 per share, and 25 million (25,000,000) shares of preferred stock with a par value of $0.0001 per share. The preferred stock shall have such designations, voting powers, preferences and relative participating optional or other special rights which shall be designated in such series or amounts as determined by the Board of Directors of the Corporation, without stockholder approval.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X *bharatvasandani*

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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